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                                                                   Exhibit 10.38

Letter Agreement, dated July 20, 1999, between Memry Corporation and Joe Pasqualucci.

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                                 July 20, 1999


Mr. Joe Pasqualucci
VP/General Manager
Memry Corporation
4065 Campbell Avenue
Menlo Park, CA 94025

Dear Joe:

     I am very pleased to confirm your promotion to Vice President of Operations for Memry Corporation effective July 19, 1999.

     In this new capacity you will be responsible for the operations of each of Memry's three facilities and the associated Manufacturing, R&D and Quality functions. You will be based in Connecticut and relocate back from Menlo Park as soon as is possible based on the ability of your wife and daughters being able to travel safely.

     The following items are associated with your new position and reflect the additional responsibility of your new job are associated with your new position and reflect the additional responsibility of your new job:

     -  An annual Base Salary of $165,000 effective July 19, 1999.
     - A target bonus opportunity of 40% of your base salary based on attainment of corporate objectives and your personal objectives that will be defined within the next 30 days.
     - An additional 100,000 shares of Incentive Stock Options at an option price of $2.00. This incremental block of options will vest over four years as spelled out in the Memry 1997 Stock Option program. This program provides for 100% vesting of all options in the event of a change of control of Memry Corporation. These are in addition to the 25,000 options that you currently hold at an option price of $3.00.
     -  A car allowance of $300 per month effective July 19, 1999.
     - A one-year employment agreement will be drawn up that includes a change of control agreement that will ensure you receive one year of severance pay if the acquiring entity changes, in a negative way, your responsibility or compensation. If the company is not acquired and you are separated from the company for any reason, other than cause, you will receive six months of severance pay.
     - The current agreement on your relocation expenses and house sales differential will remain as stated in your original offer letter dated January 25, 1999.
     - In addition, the company will pay for reasonable relocation expenses associated with the sale

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        of your current home in Connecticut to facilitate a move closer to our corporate offices. The intended sale of your current home is sometime in Q3 or Q4 of FY 2000.

     Joe, the valuable contributions you have already made to the organization and your commitment to growing the business have led you to this role of greater responsibility. I look forward to working with you over the next several years. Good luck and congratulations on your new responsibility.

                         Sincerely,

                         /s/ Robert J. Thatcher

                         Robert J. Thatcher
                         President/COO
                         Memry Corporation


cc:  Jim Binch

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